EXHIBIT 15.2

AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mercury General Corporation

Los Angeles, CA

Re: Registration Statement Nos. 333-62228, 333-01583 and 333-125460

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 6, 2007 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Los Angeles, California

November 6, 2007